Exhibit 99.1

Press release

HÅKAN PERSSON APPOINTED AS NEW CEO OF NEONODE

To Commence as New CEO April 1

Additional Changes to the Board of Directors

STOCKHOLM, SWEDEN – February 12, 2018 – Neonode Inc. (NASDAQ: NEON), the Optical Interactive Sensing Technology Company, today announced that Håkan Persson has been appointed as new CEO of Neonode. Håkan Persson will take over from Andreas Bunge, interim CEO and Board member, commencing April 1, 2018.

Håkan Persson has solid experience from leading positions in technology companies, and was recently CEO of Precise Biometrics AB, public company listed on Nasdaq Stockholm, active in secure identity authentication. Håkan Persson has also held leading positions as CEO, Sales & Marketing Director and Business Development Executive at technology and telecom companies such as IBM, Scalado, Telelogic and Telia.

Ulf Rosberg, Chairman of the Board, comments: “We are delighted to welcome Håkan Persson as new CEO. We believe that his solid experience from change leadership and driving sales in innovative technology companies will be instrumental for Neonode’s journey ahead. Neonode now has the technology, the resources and the capacity to secure execution of the strategy towards achieving profitable growth.”

Håkan Persson, appointed CEO, comments: “I am impressed with Neonode’s unique technology and strong relationships with a large number of high-profile customers, and delighted to take on the role as CEO. I believe my experience from leading roles in the tech sector will be value-adding in this phase of the company’s development, and I look forward to an exciting journey together with the talented team at Neonode.”

In addition, Per Bystedt and Thomas Eriksson have resigned from the Board of Directors. As previously communicated, Thomas Eriksson will remain as Senior Advisor to Neonode, supporting sales and development.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses optical interactive sensing technologies. Neonode’s patented optical interactive sensing technology is developed for a wide range of devices like automotive systems, printers, PC devices, monitors, mobile phones, tablets and e-readers.

NEONODE and the NEONODE Logo are trademarks of Neonode Inc. registered in the United States and other countries. AIRBAR is a trademark of Neonode Inc. All other trademarks are the property of their respective owners.

For more information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

Email: lars.lindqvist@neonode.com

Chairman of the Board:

Ulf Rosberg

Email: Ulf.rosberg@neonode.com